Exhibit 99.1

Zion Oil & Gas Extends the Stock Unit Option Program

Dallas, Texas and Caesarea, Israel – July 29, 2015 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) (“Zion”) today announced that under our Dividend Reinvestment and Common Stock Purchase Plan (“DSPP” or the “Plan”), we are extending the Unit Option under the unit program. Our Unit Option is being extended from the original termination date of May 4, 2015 to a termination date of December 31, 2015.

We are extending our Unit Option to purchase Units of our securities where each Unit (priced at $4.00) is comprised of one share of Common Stock and three Common Stock purchase warrants. Each warrant affords participants the opportunity to purchase one share of our Common Stock at a warrant exercise price of $1.00. Each of the three warrants per Unit will have a different expiration date.

We have filed an application with NASDAQ to list the three warrants on the NASDAQ Global Market under the symbols “ZNWAB,” “ZNWAC,” and “ZNWAD;” however, no assurance can be provided that the warrants will be approved for listing on the NASDAQ Global Market.

The warrants will first become exercisable and tradable on January 31, 2016 (the 31st day following the Unit Option Termination Date) and continue to be exercisable through January 31, 2017 for ZNWAB (1 year), January 31, 2018 for ZNWAC (2 years) and January 31, 2019 for ZNWAD (3 years), respectively, at a per share exercise price of $1.00. The Unit is priced at $4.00 per Unit and no change will be made to the warrant exercise price of $1.00 per share.

Accordingly, all references in the Original Prospectus Supplement and Amendments Nos. 1, 3 and 4, concerning the Unit Option, are replaced with the Unit Option as described above. Except for the substitution of the extended Unit Option above, all other features, conditions and terms of the Plan remain unchanged.

Zion Oil & Gas is dedicated to exploring for oil and gas onshore Israel. We are 100% focused on our Megiddo-Jezreel License, a large area south of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant onshore exploration potential. We intend to start drilling our next deep exploratory well, the Megiddo-Jezreel #1, either late in 2015 or in the first quarter of 2016, contingent on a successful rights offering and securing full Israeli regulatory approval.

Contact:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Brittany Martin:

Telephone: 214-221-4610

Email: invest@zionoil.com

www.zionoil.com